    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1994
                                                      REGISTRATION NO. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          BATTLE MOUNTAIN GOLD COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        NEVADA                                              76-0151431
   (STATE OR OTHER JURISDICTION OF INCORPORATION OR            (I.R.S. EMPLOYER IDENTIFICATION NO.)
                     ORGANIZATION)

                          333 CLAY STREET, 42ND FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 650-6400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                                ROBERT J. QUINN
                       VICE PRESIDENT AND GENERAL COUNSEL
                          BATTLE MOUNTAIN GOLD COMPANY
                          333 CLAY STREET, 42ND FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 650-6400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:

                  C. MICHAEL WATSON                                     P. DEXTER PEACOCK
                BAKER & BOTTS, L.L.P.                                 ANDREWS & KURTH L.L.P.
                 3000 ONE SHELL PLAZA                               4200 TEXAS COMMERCE TOWER
                 HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                    (713) 229-1542                                        (713) 220-4200

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

==============================================================================

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED           UNIT(1)            PRICE (1)        REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------
Debt Securities(3)....................
- --------------------------------------
Preferred Stock, par value $1.00 per
  share(4)(5).........................
- --------------------------------------
Depositary Shares(5)..................         (2)                (2)                 (2)                 N/A
- --------------------------------------
Common Stock, par value $0.10 per
  share (6)(7)........................
- --------------------------------------
Warrants (8)..........................
- --------------------------------------
Total.................................   $200,000,000(9)          100%          $200,000,000(9)         $68,966

=============================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.
(2) Not applicable pursuant to Form S-3 General Instruction II.D.
(3) Subject to note (9) below, there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the dollar amount of any securities previously issued hereunder.
(4) Subject to note (9) below, there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.
(5) Subject to note (9) below, there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the depositary under the Deposit Agreement.
(6) Includes the preferred stock purchase rights associated with the Common
    Stock.
(7) Subject to note (9) below, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby or upon exercise of Warrants registered hereby.
(8) Subject to note (9) below, there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securities, Preferred Stock or Common Stock registered hereby.
(9) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000, or its equivalent if some or all of the securities are denominated in one or more foreign currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER
     TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 14, 1994

PROSPECTUS

                          BATTLE MOUNTAIN GOLD COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                             ---------------------
     Battle Mountain Gold Company ("BMG") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, or fractional interests in shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (iii) shares of common stock, par value $0.10 per share ("Common Stock"), or (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $200,000,000, or its equivalent if some or all of the Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

     Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to BMG from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modification of the covenants and any other specific terms thereof; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends will be payable and dates from which dividends will accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any other relative rights and whether BMG has elected to offer fractional interests in the Preferred Stock in the form of Depositary Shares evidenced by depositary receipts; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. The amounts payable by the Company in respect of Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

     The outstanding Common Stock is listed on the New York Stock Exchange, The Toronto Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange under the symbol "BMG". Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges. The applicable Prospectus Supplement will contain information about any listing of the other Securities on a securities exchange.

     BMG may sell the Securities directly, through agents designated from time to time or through underwriters or dealers. If any agents of BMG or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
      MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
              THE DATE OF THIS PROSPECTUS IS                , 1994

                             AVAILABLE INFORMATION

     BMG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning BMG also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     BMG has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to BMG and such Securities, reference is made to such Registration Statement and to the exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by BMG with the Commission pursuant to the Exchange Act (File No. 1-9666), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a) BMG's Annual Report on Form 10-K for the year ended December 31, 1992;

          (b) BMG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

          (c) The description of the Common Stock contained in BMG's Registration Statement on Form 8-A dated August 12, 1987 (as amended by a Form 8 dated April 25, 1991); and

          (d) The description of the preferred stock purchase rights associated with the Common Stock contained in BMG's Registration Statement on Form 8-A dated November 15, 1988 (as amended by a Form 8 dated November 29, 1988).

     All documents filed by BMG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BMG hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to BMG at its principal executive office located at 333 Clay Street, 42nd Floor, Houston, Texas 77002,
Attention: Secretary (telephone number: (713) 650-6400).

     IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF BMG AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     BMG and its consolidated subsidiaries (collectively, the "Company") are engaged primarily in the mining and processing of gold and silver ore in the United States, Bolivia, Chile and Australia and in exploration and evaluation of gold and silver properties in the United States, Australia, Latin America and the South Pacific. For 1993, the Company produced approximately 474,000 ounces of gold and approximately 2.8 million ounces of silver (of which BMG's attributable share was approximately 400,000 ounces of gold and approximately
1.8 million ounces of silver). BMG was incorporated in Nevada in 1985.

     The Company's operating properties include the Battle Mountain complex in Nevada, the San Luis mine in Colorado, the Pajingo and Red Dome mines in Queensland, Australia, the San Cristobal mine in Chile and the Kori Kollo mine in Bolivia. BMG owns 85 percent of the outstanding common equity of Empresa Minera Inti Raymi S.A., a Bolivian company which owns and operates the Kori Kollo mine. BMG also owns approximately 52.6 percent of the outstanding common equity of Niugini Mining Limited, a Papua New Guinea company which owns and operates the San Cristobal and Red Dome mines and, as of December 31, 1993, had a 20 percent interest in a joint venture for the proposed development of the Lihir gold project in Papua New Guinea.

     The Company's principal executive offices are located at 333 Clay Street, 42nd Floor, Houston, Texas 77002, and its telephone number at such address is
(713) 650-6400.

                                USE OF PROCEEDS

     BMG intends to apply the net proceeds from the sale of the Securities to its general funds to be used for general corporate purposes. The Company in the ordinary course of its business regularly reviews the acquisition of gold mining properties and companies that own gold mining properties. Any specific allocations of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges was as follows for the years and periods indicated:

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                ----------------    ----------------------------------------------
                                 1993      1992      1992      1991      1990      1989      1988
                                ------    ------    ------    ------    ------    ------    ------
    Ratio of Earnings to
      Fixed Charges..........     --        --        --        --       2.08x    16.14x    358.75x

     For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of income before cumulative effects of accounting changes, income taxes and fixed charges. "Fixed charges" consist of total interest charges, whether expensed or capitalized, amortization of debt expense and one-third of rental expense, which is deemed by the Company to be representative of an interest factor. Earnings were inadequate to cover fixed charges by $52.9 million for the nine months ended September 30, 1992, and by $56.1 million and $11.5 million for the years ended December 31, 1992 and 1991, respectively. Earnings for these periods reflect asset write-downs and write-offs as described in the following paragraph and other noncash charges. Earnings were inadequate to cover fixed charges by $14.2 million for the nine months ended September 30, 1993. Prior to the issuance of BMG's $3.25 Convertible Preferred Stock (the "Convertible Preferred Stock") in May 1993, no shares of Preferred Stock were outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods ended prior to such issuance is the same as the ratio of earnings to fixed charges for such periods. Earnings were inadequate to cover combined fixed charges and preferred dividends by $18.1 million for the nine months ended September 30, 1993.

     In 1992, the Company (i) wrote down $17.6 million, net of a restated $9.1 million income tax benefit, of BMG's investment in its San Luis mine in Colorado and (ii) wrote off $4 million, net of a restated $2 million income tax benefit, of BMG's investment in the previously closed Canyon Placer facility, which was abandoned because of a persistently weak gold market. In 1991, the Company wrote down $4.5 million, net of $1.1 million tax benefit, of BMG's carrying value in its investment in the San Juan Project in California. In March 1992, BMG sold its interest in the San Juan Project.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of BMG and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") to be entered into between BMG and The Bank of New York, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between BMG and The Bank of New York, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures". Copies of the forms of the Indentures have been filed as exhibits to the Registration Statement. The Bank of New York, as trustee under each of the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee". The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The italicized references below apply to the section numbers in each of the Indentures, unless otherwise indicated.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by BMG prior to issuance. The Debt Securities may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in currencies other than United States dollars, in composite currencies or in amounts determined by reference to the price, rate or value of one or more specified commodities, currencies or indices, and may otherwise vary, all as provided in the Indentures. The Company has from time to time entered into, and will in the future enter into, credit agreements to fund its operations. Such credit agreements may be secured by the assets of the Company, secured by the assets of the Company's subsidiaries or guaranteed by the Company's subsidiaries. To the extent that such credit agreements are so secured or guaranteed, the lenders under such credit agreements will have priority over the Holders of the Debt Securities with respect to the assets of the Company or its subsidiaries which secure such credit agreements.

     Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving BMG.

     Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Offered Debt Securities; (vii) whether such Offered Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (viii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (ix) information with respect to book-entry procedures, if any; (x) the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Offered Debt Securities will be payable; (xi) whether, and the terms and conditions on which, BMG or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated; (xii) any index or formula to be used to determine the amount of payments of principal of (and premium, if any) and interest on such Offered Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; and (xiii) any other specific terms of the Offered Debt Securities. (Section 301) Reference is also made to the applicable Prospectus Supplement for information with respect to (x) the classification of the Offered Debt Securities as Senior Debt Securities or Subordinated Debt Securities, (y) the price (expressed as a percentage of the aggregate principal amount of the Offered Debt Securities) at which the Offered Debt Securities will be issued, if other than 100 percent, and (z) any additional covenants that may be included in the terms of the Offered Debt Securities.

     No service charge will be made for any registration of transfer or exchange of the Debt Securities, but BMG may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305)

     BMG currently conducts substantial operations through subsidiaries, and the Holders of Debt Securities will have a junior position to any claims of creditors and any preferred stockholders of the Company's subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of any preferred stock will generally have priority as to the assets of such subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of indebtedness of the Company, including the Debt Securities.

     Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

     If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

     Covenants. The Indentures require the Company to covenant, among other things, with respect to each series of Debt Securities: (i) to duly and punctually pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities; (ii) to maintain an office or agency in each Place of Payment where Debt Securities may be presented or surrendered for payment, transferred or exchanged and where notices to the Company may be served; (iii) if the Company shall act as its own Paying Agent for any series of Debt Securities, to segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Company has fulfilled all its obligations under the Indenture throughout such year; (v) to preserve its corporate existence; (vi) to maintain its properties; and (vii) to pay its taxes and other claims, in each case, as required by the Indentures. (Article Ten)

     Events of Default. Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series; (d) failure to perform any other covenant of BMG in the applicable Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be established with respect to Debt Securities of such series (including, without limitation, any Event of Default arising out of a default which results in the acceleration of certain indebtedness or a default in the payment of any amounts due on certain indebtedness). (Sections 301 and 501)If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (subject to the following sentence, in the case of an Event of Default described in clause
(a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (subject to the following sentence, in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause
(e) shall occur, the principal amount of the Debt Securities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 502) Depending on the terms of other indebtedness of BMG outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of BMG.

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of BMG under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture). (Section 512) Each Indenture provides that in case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (Section 513) The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by BMG with certain restrictive provisions of the Indentures. (Section 1008)

     BMG is required to furnish to the Trustee annually a statement as to the performance by BMG of certain of its obligations under each Indenture and as to any default in such performance. (Section 1007)

     Modification. Modifications and amendments of each Indenture may be made by BMG and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (c) change the Place of Payment or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section
902)

     Each Indenture provides that BMG and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to BMG's covenants, securing the Debt Securities, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect. (Section 901)

     Consolidation, Merger and Sale of Assets. BMG, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the Person formed by such consolidation or into which BMG is merged or which acquires or leases the assets of BMG substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture BMG's obligations on the Securities and under the Indentures, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor Person, BMG will (except in the case of a lease) be relieved of its obligations under the Indentures and the Debt Securities. (Article Eight)

     Discharge and Defeasance. BMG may terminate its obligations under each Indenture with respect to Debt Securities of any series, other than its obligation to pay the principal of (and premium, if any) and interest on such Debt Securities and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date, (ii) has delivered to the Trustee an opinion of counsel to the effect that the Holders of Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such discharge had not occurred, and (iii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series, and no Default or Event of Default with respect to the Debt Securities of such issue shall have occurred and be continuing on the date of such deposit or, in so far as they relate to certain events of bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period). (Section 401)

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if BMG (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above and complies with the other provisions described above (except that the opinion referred to in clause (ii) above must be based on a ruling by the Internal Revenue Service or other change under applicable federal income tax law), (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then BMG shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of BMG under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless BMG's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

     Form, Exchange, Registration and Transfer. Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form. (Section 301)

     Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the Holder, subject to the terms of the applicable Indenture, Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305)

     In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the Person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Debt Security is owned by: (a) a Person (purchasing for its own account) who is not a United States Person (as defined under
"-- Limitations on Issuance of Bearer Debt Securities"); (b) a United States Person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to BMG or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and

(b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Security. (Section 303) See "-- Limitations on Issuance of Bearer Debt Securities".

     Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by BMG for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. BMG has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by BMG with respect to any series of Debt Securities, BMG may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, BMG will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Securities, BMG will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment located outside the United States for Registered Securities of such series. BMG may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, BMG shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

     Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currency unit, at the offices of such Paying Agents outside the United States as BMG may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-- Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. (Section 307) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Debt Security will be made at any office or agency of BMG in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to BMG or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of BMG's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as BMG may designate from time to time, except that at the option of BMG payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be designated as a Paying Agent for BMG for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and BMG will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issuable solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by BMG for the Debt Securities will be named in an applicable Prospectus Supplement. BMG may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, BMG will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, BMG will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, BMG will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section 1002)

     All moneys paid by BMG to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to BMG and the Holder of such Debt Security or any coupon will thereafter look only to BMG for payment thereof. (Section 1003)

     Temporary Global Securities. If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in an applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration and Transfer". No Bearer Debt Security delivered in exchange for a portion of a temporary global Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 304)

     Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-- Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited. (Section 304)

     Permanent Global Securities. If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305) A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of and any premium and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euroclear or CEDEL which is provided to the Trustee by such Person. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 203)

     Book-Entry Debt Securities. The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement. (Section 204)

     Limitations on Issuance of Bearer Debt Securities. In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States Persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other Persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters, agents and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States Persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by BMG of the written certification described above under "Form, Exchange, Registration and Transfer". Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used herein, "United States Person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

     Meetings. The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by BMG or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-- Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Article Thirteen of the Senior Indenture and Article Fourteen of the Subordinated Indenture)

     Notices. Except as otherwise provided in the Indentures, notices to Holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 107)

     The Trustee. Each Indenture contains certain limitations on the right of the Trustee, as a creditor of BMG, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 608)

     The Trustee is a party to BMG's committed revolving credit facility. The Company maintains depository and other normal banking relationships with the Trustee. In addition, the Trustee acts as the registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred Stock and also acts as the transfer agent, registrar and dividend disbursing agent for the Common Stock.

     Governing Law. The Indentures are, and the Debt Securities will be, governed by and construed in accordance with the laws of the State of New York.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsecured and unsubordinated debt of BMG, and will be senior in right of payment to all existing and future debt of BMG that is, by its terms, expressly subordinated to the Senior Debt Securities.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of BMG that may be outstanding from time to time and will rank junior to all Senior Indebtedness of BMG (including any Senior Debt Securities) that may be outstanding from time to time.

     Subordination. The payment of the principal of (and premium, if any)and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of BMG. (Section 1301 of the Subordinated Indenture)

     In the event of any dissolution or winding up, or total or partial liquidation or reorganization of BMG, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest on the Subordinated Debt Securities. (Section 1302 of the Subordinated Indenture)

     Unless otherwise indicated in the applicable Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any event of default (other than a default referred to in the immediately preceding sentence) with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to BMG (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebtedness or its representative, then, unless and until such an event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by BMG with respect to the principal of or interest on the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions for the Subordinated Debt Securities; provided, however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then BMG will be required to resume making any and all required payments in respect of the Subordinated Debt Securities (including any missed payments). Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by BMG to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior Indebtedness as in effect at the time of such default). (Section 1302 of the Subordinated Indenture)

     The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, that is not subordinated by its terms in right of payment to any other Indebtedness of BMG or pari passu with Subordinated Debt Securities of any series, provided that the term "Senior Indebtedness" shall not include (i) Indebtedness of BMG to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business.

     The term "Indebtedness", as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person.

     If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that BMG may incur.

                                 CAPITAL STOCK

     As of the date hereof, BMG is authorized by its Restated Articles of Incorporation to issue 200,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of December 31, 1993, there were 2,300,000 shares of Convertible Preferred Stock issued and outstanding and an additional 2,000,000 shares of Preferred Stock designated by the Board of Directors of BMG as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). Shares of Series A Preferred Stock have been initially reserved for issuance upon exercise of the Rights hereinafter described. See "Description of Preferred Stock -- Series A Preferred Stock". On December 31, 1993, there were (i) 80,266,114 shares of Common Stock issued and outstanding and (ii) 4,848,485 shares and 10,952,600 shares of Common Stock reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures due 2005 and of the Convertible Preferred Stock, respectively. In addition, as of December 31, 1993, 7,717,301 shares of Common Stock were authorized and remained available for issuance under BMG's stock option plans and other employee benefit plans.

     BMG's committed revolving credit facility contains certain restrictions limiting the amount of dividends and other distributions BMG may pay based on certain measures of BMG's financial performance, applied on a cumulative basis from the original date of such facility. As of September 30, 1993, cumulative restriction levels on such dividends and distributions exceeded cumulative dividends paid or declared by $126.0 million.

OTHER MATTERS

     Antitakeover Provisions. The Restated Articles of Incorporation and the Amended Bylaws of BMG contain certain provisions that might be characterized as antitakeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of BMG and make removal of management of BMG more difficult.

     Provisions of the Restated Articles of Incorporation and Amended
Bylaws. The Restated Articles of Incorporation and the Amended Bylaws of BMG set the number of directors at a minimum of three and a maximum of 12, as may be fixed from time to time by resolution of the entire Board of Directors, and provide that the membership of the classified Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which serves for three years, with each class' term ending in a successive year. Under the General Corporation Law of Nevada (the "GCLN"), any director may be removed from office upon the vote of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power, unless a corporation's articles require the concurrence of a larger percentage of the stock entitled to voting power. As permitted by the GCLN, BMG's Restated Articles of Incorporation provide that a director may be removed from office without cause only by the affirmative vote of the holders of not less than 80 percent of the number of shares of Common Stock then outstanding.

     Pursuant to BMG's Restated Articles of Incorporation, the vote of holders of 80 percent of the voting power of all stock of BMG entitled to vote in elections of directors (excluding stock entitled so to be voted only upon the happening of some contingency unless such contingency shall have occurred and is continuing) is required for approval of, with certain exceptions, a merger or consolidation of BMG with or into another corporation, a sale or lease of all or substantially all the assets of BMG to another corporation, person or entity and, under certain conditions, a sale or lease to BMG of assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities) of BMG or any of its subsidiaries, in each case where the other party to the transaction is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG. In addition, for any transaction to be effected for which the foregoing 80 percent vote is required, it is also required that such transaction be approved by a majority of the outstanding voting power of the voting stock of BMG, exclusive of the voting stock beneficially owned, directly or indirectly, by the party whose interest in the transaction and stock ownership in BMG gives rise to the requirement of the 80 percent vote. The foregoing requirements described in this paragraph do not apply to a transaction if (i) the Board of Directors of BMG has approved a memorandum of understanding with respect to such transaction with the other party to the transaction prior to the time the 5 percent beneficial ownership position is acquired or (ii) the transaction is made with a corporation of which 50 percent or more of its outstanding voting stock is beneficially owned, directly or indirectly, by BMG.

     As permitted by the GCLN, the Restated Articles of Incorporation of BMG provide that no action may be taken by stockholders without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action. Special meetings of stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board or the President of BMG.

     The Restated Articles of Incorporation of BMG require approval of at least 80 percent of the total voting power of the voting stock of BMG and approval of the holders of at least a majority of the voting power of the voting stock of BMG exclusive of all voting stock of BMG owned by beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG to effect an amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of such articles relating to (i) the alteration, amendment or repeal of the Amended Bylaws of BMG by stockholders,
(ii) the organization and powers of the Board of Directors and the nomination, election and removal of directors, (iii) stockholder action without meetings and the calling of special stockholder meetings or (iv) the affirmative vote required for approval of the transactions described in the preceding paragraph between BMG and beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of BMG. The Restated Articles of Incorporation of BMG also require the same affirmative vote for the amendment or repeal of the foregoing provision.

     The Restated Articles of Incorporation and the Amended Bylaws of BMG provide that the Amended Bylaws may be altered, amended or repealed by the stockholders only by the affirmative vote of at least 80 percent of the voting power of all shares of BMG represented at any regular meeting of stockholders (or at any special meeting thereof duly called for that purpose) and entitled to vote generally in the election of directors, voting together as a class.

     The ability of the Board of Directors to determine the preferences, relative rights, qualifications and restrictions of the Preferred Stock and to issue Preferred Stock without stockholder approval could have an antitakeover effect.

     The Board of Directors has adopted a preferred stock purchase rights plan which has an antitakeover effect. See "Description of Preferred Stock -- Series A Preferred Stock" for a description of the plan.

     BMG's committed revolving credit facility provides that it is an event of default thereunder if during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors of BMG shall cease for any reason to constitute a majority of the Board of Directors of BMG.

     Nevada Corporation Law. Sections 78.378 et seq. of the Nevada corporation
     -----------------------
law generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person", unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest". "Controlling interest" is defined in terms of threshold levels of voting share ownership, which thresholds, whenever each may be crossed, trigger application of the voting bar with respect to the shares newly acquired. The issue of voting rights is presented at the next annual or special meeting of stockholders after the acquisition in question, unless a special meeting of stockholders is requested sooner by the acquiring person. At such meeting, the votes of an "interested stockholder" are not counted towards the majority approval requirement under this statute. In the event that the control shares are accorded full voting rights (but only if the acquiring person has acquired a majority voting interest in the issuing corporation), any stockholder, other than the acquiring person, who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his shares. Such right of payment may, however, be expressly withdrawn by the corporate charter or bylaws. Any charter or bylaw amendment withdrawing such right must be adopted prior to the 10th day following the acquisition of a controlling interest. In the event that the control shares are not accorded full voting rights, the issuing corporation may call for redemption of all, but not less than all, of the control shares at the average price paid for such shares, but only if the corporate charter or bylaws expressly permit such redemption. Any charter or bylaw amendment providing for such right of redemption must be adopted prior to the 10th day following the acquisition of a controlling interest.

     BMG is subject to Sections 78.411, et seq. of the Nevada corporation law, which generally prohibit a publicly held Nevada corporation from engaging in any "combination" with an "interested stockholder" for three years after the date the interested stockholder became an interested stockholder unless, prior to that date, either the combination or the purchase of shares that resulted in the interested stockholder's becoming such is approved by the board of directors of the corporation. An "interested stockholder" is a person who, together with affiliates and associates, is the beneficial owner (or within the previous three years was the beneficial owner) of 10 percent or more of the voting power of the corporation's outstanding voting shares. A "business combination" generally includes mergers, asset sales and share issuances above threshold sizes, and certain other transactions resulting in financial benefit to the interested stockholder. Even after the expiration of the three year period in which such business combinations with an interested stockholder are prohibited, a corporation may not engage in a business combination with an interested stockholder unless, in addition to meeting applicable requirements of the corporation's articles of incorporation, either (1) the combination is approved by the affirmative vote of a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder (or affiliates or associates) called not earlier than the end of such three year period or (2) certain requirements for the minimum consideration payable to holders other than the disinterested holder are met (based on the higher of (a) the highest price per share paid by the interested stockholder within prescribed periods and (b) the market value per share on the date of announcement of the transaction or the date the interested stockholder became such (in each case plus an amount based on an interest factor net of certain dividends) and (c) in the case of a class other than common stock, the highest preferential amount payable upon liquidation).

     Director and Officer Liability Provisions. The Restated Articles of Incorporation of BMG eliminate the personal liability of each director and officer of BMG to BMG or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987. The Restated Articles of Incorporation of BMG do not limit or eliminate the liability of a director or officer for actions or omissions involving intentional misconduct, fraud, a knowing violation of law or payment of an unlawful dividend.

     General. The summary references above regarding the Restated Articles of Incorporation of BMG and the Amended Bylaws, filed as exhibits to the Registration Statement of which this Prospectus is a part, do not purport to be complete and are qualified in their entirety by reference to the Restated Articles of Incorporation of BMG and the Amended Bylaws.

                         DESCRIPTION OF PREFERRED STOCK

     Under the Restated Articles of Incorporation, the Board of Directors of BMG may provide for the issuance of up to 20,000,000 shares of Preferred Stock in one or more series. As of December 31, 1993, there were 2,300,000 shares of Convertible Preferred Stock issued and outstanding and an additional 2,000,000 shares of Series A Junior Participating Preferred Stock initially reserved for issuance upon exercise of the Rights described below. BMG's Board of Directors is authorized, without any further vote or action by BMG's stockholders, to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constituting the series and the designation of each series. Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock offered hereby will be fully paid and nonassessable. The descriptions of the Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to BMG's Restated Articles of Incorporation, the certificate of resolution establishing designation, preferences and rights relating to such series or the Rights Agreement referred to below.

     The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

          (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

          (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (iv) The liquidation preference, if any, applicable to shares of the series;

          (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of BMG or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

          (vii) The voting rights, if any, on the shares of the series;

          (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

          (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

          (x) Whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares"; and

          (xi) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

CONVERTIBLE PREFERRED STOCK

     Holders of shares of Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of BMG, an annual cash dividend of $3.25 per share, payable in equal quarterly installments. Except as required by law or as described in the next sentence, holders of shares of Convertible Preferred Stock have no voting rights. Whenever dividends on the Convertible Preferred Stock are in arrears for at least six full quarterly dividends, holders of the Convertible Preferred Stock will be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of BMG ranking on a parity with the Convertible Preferred Stock as to dividends and having like voting rights) to elect two additional directors until such dividend arrearage is eliminated. Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into shares of Common Stock at a conversion rate of 4.762 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment under certain circumstances. The Convertible Preferred Stock is redeemable at any time on and after May 15, 1996, at the option of BMG, in whole or in part, for shares of Common Stock at a redemption price of $52.275 per share of Convertible Preferred Stock, and thereafter at prices decreasing ratably annually to $50.00 per share on or after May 15, 2003, plus accrued and unpaid dividends. The number of shares of Common Stock to be issued upon the redemption of any share of Convertible Preferred Stock will be equal to the then-current redemption price divided by the lower of (i) the average of the daily closing prices of the Common Stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of any applicable redemption notice or (ii) the closing price of the Common Stock on the trading day immediately preceding the first business day immediately preceding the date of any applicable redemption notice. At no time is the Convertible Preferred Stock redeemable for cash.

     In the event of any liquidation, dissolution or winding up of BMG, the holders of shares of Convertible Preferred Stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of Common Stock or any other stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. The holders of Convertible Preferred Stock and all series or classes of BMG's stock that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.

     The Convertible Preferred Stock is listed for trading on the New York Stock Exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred Stock is The Bank of New York.

SERIES A PREFERRED STOCK

     On November 10, 1988, the Board of Directors of BMG declared a dividend of one Right (a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on November 21, 1988. Rights are issuable in respect of all shares of Common Stock issued after such record date but prior to the earliest of (i) the Distribution Date (as defined below), (ii) the date on which the Rights are redeemed as provided below and (iii) November 10, 1998. Each Right entitles the registered holder to purchase from BMG a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock, at a purchase price of $60 per Unit, subject to adjustment (the "Purchase Price").

     Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by BMG's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of such outstanding shares of Common Stock. The Rights are not exercisable until the Distribution

Date and will expire at the close of business on November 10, 1998, unless earlier redeemed by BMG as described below.

     In the event that (i) BMG is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 30 percent or more of the then outstanding shares of Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of BMG determines to be fair to and otherwise in the best interests of BMG and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement specifying the terms of the Rights (the "Rights Agreement") or (iv) during such time as there is an Acquiring Person, an event involving BMG or a subsidiary of BMG occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (e.g., a reverse stock split), at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of BMG) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units issuable upon exercise of the Right prior to the event described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by BMG as set forth below.

     In the event that, on or after the Stock Acquisition Date, (i) BMG is acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph) or (ii) 50 percent or more of BMG's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until 10 days following the Stock Acquisition Date, BMG may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of BMG, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. The Rights may have certain antitakeover effects, including deterring someone from acquiring control of the Company in a manner or on terms not approved by the Board of Directors of BMG. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of BMG.

     Any shares of Series A Preferred Stock that may be issued upon exercise of the Rights will be nonredeemable. The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared, a preferential quarterly dividend in an amount per share effectively equal to the greater of $2.00 per share or 100 times any cash or noncash dividend or other distribution declared on the Common Stock (other than dividends payable in shares of Common Stock), in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment per share in an amount effectively equal to the greater of $100 per share or 100 times the per share amount distributed to holders of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, the holder of the shares of Series A Preferred Stock will be entitled to receive per share 100 times the amount received per share of Common Stock. Holders of Series A Preferred Stock will have 100 votes per share of Series A Preferred Stock and, except as otherwise provided in the Restated Articles of Incorporation of the Company or required by law, shall vote together with holders of Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, BMG will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with respect to the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on the Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (altogether with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of BMG.

                          DESCRIPTION OF COMMON STOCK

     Subject to the prior rights of any shares of Preferred Stock that may from time to time be outstanding, holders of Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by BMG and, in the event of liquidation, dissolution or winding up of BMG, are entitled to share ratably in all assets remaining after payment of liabilities.

     The Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no preemptive rights to purchase any securities of BMG or cumulative voting rights. Preferred stock purchase rights are issuable in respect of all shares of Common Stock issued prior to certain events. See "Description of Preferred
Stock -- Series A Preferred Stock". All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. BMG is not prohibited by its Restated Articles of Incorporation from repurchasing shares of its Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

     The outstanding Common Stock is listed on the New York Stock Exchange, The Toronto Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange under the symbol "BMG". Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges.

     The transfer agent, registrar and dividend disbursing agent for the Common Stock is The Bank of New York.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock.

GENERAL

     BMG may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, BMG will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between BMG and a bank or trust company selected by BMG having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred

Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering for Preferred Stock described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion, as nearly as practicable, to the numbers of such Depositary Shares owned by such holders on the relevant record date, subject to any applicable tax withholding. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of BMG, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders, subject to any applicable tax withholding.

     Any subscription or similar rights offered by BMG to holders of Preferred Stock will be made available to the holders of Depositary Shares in such manner as the Depositary may determine, with the approval of BMG.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever BMG redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled, including any accrued and unpaid dividends payable in connection with such redemption, upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING OF PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and BMG will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between BMG and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by BMG or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of BMG and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     BMG will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. BMG will pay charges of the Depositary in connection with the initial deposit of any Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to BMG notice of its election to do so, and BMG may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from BMG which are delivered to the Depositary and which BMG is required to furnish to the holders of the applicable Preferred Stock.

     Neither the Depositary nor BMG will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of BMG and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

     BMG may issue Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between BMG and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of BMG in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of such Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time;
(x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency unit or units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any;
(xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price, if any, of such Stock Warrants; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferrable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire, including BMG's right to accelerate the exercisability of Stock Warrants to purchase Common Stock; (ix) if applicable, the minimum or maximum amount of such Stock Warrants which may be exercised at any one time; (x) the currency, currencies or currency unit or units in which the offering price, if, any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions, if any, of such Stock Warrants; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                              PLAN OF DISTRIBUTION

     BMG may sell the Securities in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to BMG from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, BMG will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by BMG or through agents designated by BMG from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by BMG to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Securities may be sold directly by BMG to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the Prospectus Supplement relating thereto.

     If so indicated in the applicable Prospectus Supplement, BMG will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from BMG at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with BMG to indemnification by BMG against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for BMG in the ordinary course of business.

     The Securities other than shares of Common Stock may or may not be listed on a national securities exchange. No assurances can be given that there will be an active trading market for the Common Stock or a market for any such other Securities.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for BMG by Baker & Botts, L.L.P., Houston, Texas, and, unless otherwise specified in the applicable Prospectus Supplement, for any underwriters or agents by Andrews & Kurth L.L.P., Houston, Texas. Baker & Botts, L.L.P. and Andrews & Kurth L.L.P. will rely as to matters of Nevada law on Vargas & Bartlett, Reno, Nevada.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of the Company included in BMG's Annual Report on Form 10-K for the year ended December 31, 1992, incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that with respect to certain subsidiaries of BMG its opinion is based on the reports of other independent public accountants, namely Coopers & Lybrand and Moreno Munoz y Cia. The consolidated financial statements and financial statement schedules of the Company included in BMG's Annual Report on Form 10-K for the year ended December 31, 1992, have been incorporated herein by reference in reliance upon the authority of all of those firms as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by BMG in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are estimated (other than the Commission's registration fee) as follows:

        Securities and Exchange Commission registration fee...............   $ 68,966
        Printing expenses.................................................     30,000
        Accounting fees and expenses......................................     60,000
        Legal fees and expenses...........................................     60,000
        Blue Sky qualification fees and expenses..........................     20,000
        Trustee's and Warrant Agent's fees................................     25,000
        Fees of rating agencies...........................................     75,000
        Miscellaneous.....................................................      1,034
                                                                             --------
                  Total...................................................   $340,000
                                                                             --------
                                                                             --------

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VII of the Bylaws of BMG, as amended and restated, provides for the indemnification of officers and directors of the Company to the extent authorized by the Nevada Revised Statutes. Pursuant to Section 78.751 of the Nevada Revised Statutes, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments and amounts paid in settlements incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is finally adjudged to be liable to the Company or for amounts paid in settlement, unless and only to the extent the court determines that indemnification is appropriate. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 78.751 of the Nevada Revised Statutes also enables a corporation to purchase and maintain insurance for its present and former directors, officers, employees and agents. Accordingly, the Company has provided liability insurance for each director and officer for certain losses arising from claims or charges made against him while acting in his capacity as a director or officer of the Company, including liabilities under federal securities laws.

     The above discussion of BMG's Bylaws and of Section 78.751 of the Nevada Revised Statutes is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws and statute.

     Additionally, Article Tenth of BMG's Restated Articles of Incorporation limits the liability of BMG's directors and officers under certain circumstances. Article Tenth states:

          No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omission prior to such repeal or modification.

ITEM 16. EXHIBITS

       EXHIBIT
         NO.                                         DOCUMENT
- ---------------------------------------------------------------------------------------------
          4(a)       -- Restated Articles of Incorporation of BMG as amended and restated
                        through May 11, 1988.
          4(b)       -- Certificate of Resolution Establishing Designation, Preferences and
                        Rights of $3.25 Convertible Preferred Stock.
        *4(c)        -- Bylaws of BMG as amended through April 27, 1988 (Exhibit 3(b) to
                        BMG's Quarterly Report on Form 10-Q for the quarter ended March 31,
                        1988; File No. 1-9666).
        *4(d)(1)     -- Rights Agreement, dated November 10, 1988, between BMG and NCNB Texas
                        National Bank, as Rights Agent (Exhibit to BMG's Form 8 filed with the Commission on November 30, 1988 amending BMG's Report on Form 8-K dated November 21, 1988; File No. 1-9666).
        *4(d)(2)     -- First Amendment to Rights Agreement, dated July 30, 1992, between the
                        Company and The Bank of New York, as successor Rights Agent (Exhibit
                        4(a)(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992; File No. 1-9666).
        *4(e)        -- Specimen Stock Certificate for the Common Stock of BMG (Exhibit 4(b)
                        to BMG's Annual Report on Form 10-K for the year Ended December 31,
                        1988; File No. 1-9666).
          4(f)       -- Form of Deposit Agreement.
          4(g)       -- Form of Depositary Receipt (included in Exhibit 4(f)).
          4(h)       -- Form of Indenture between BMG and The Bank of New York, Trustee, with respect to Senior Debt Securities ("Senior Indenture").
          4(i)       -- Form of Indenture between BMG and The Bank of New York, Trustee, with respect to Subordinated Debt Securities ("Subordinated Indenture").
          4(j)       -- Form of Debt Warrant Agreement.
          4(k)       -- Form of Debt Warrant Certificate (included as Exhibit A to Exhibit
                        4(j) hereto).
          4(l)       -- Form of Preferred Stock Warrant Agreement.
          4(m)       -- Form of Preferred Stock Warrant Certificate (included as Exhibit A to
                        Exhibit 4(l) hereto).
          4(n)       -- Form of Common Stock Warrant Agreement.
          4(o)       -- Form of Common Stock Warrant Certificate (included as Exhibit A to
                        Exhibit 4(n) hereto).
          5          -- Opinion of Baker & Botts, L.L.P. (including relied upon opinion of
                        Vargas and Bartlett).
        12           -- Computation of Ratios of Earnings to Fixed Charges and Earnings to
                        Combined Fixed Charges and Preferred Dividends for the years ended
                        December 31, 1988, 1989, 1990, 1991 and 1992 and the nine months ended September 30, 1992 and 1993.
        23(a)        -- Consent of Arthur Andersen & Co.
        23(b)        -- Consent of Coopers & Lybrand.
        23(c)        -- Consent of Moreno Munoz y Cia.
        23(d)        -- Consent of Baker & Botts, L.L.P. (included in their opinion filed as
                        Exhibit 5).

       EXHIBIT
         NO.                                         DOCUMENT
       -------                                       --------
        24           -- Powers of Attorney.
        25(a)        -- Form T-1 Statement of Eligibility and Qualification under the Trust
                        Indenture Act of 1939 of The Bank of New York relating to the Senior
                        Indenture.
        25(b)        -- Form T-1 Statement of Eligibility and Qualification under the Trust
                        Indenture Act of 1939 of The Bank of New York relating to the
                        Subordinated Indenture.

- ---------------

* Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JANUARY 14, 1994.

                                          BATTLE MOUNTAIN GOLD COMPANY

                                          By:          KARL E. ELERS

                                            ------------------------------------
                                                      (KARL E. ELERS,
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                      EXECUTIVE OFFICER)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                                 TITLE                   DATE
- ---------------------------------------------   -----------------------------------------------
                KARL E. ELERS                   Chairman of the Board, Chief   January 14, 1994
- ---------------------------------------------     Executive Officer and
               (KARL E. ELERS)                    Director (Principal
                                                  Executive Officer)
             R. DENNIS O'CONNELL                Vice President -- Finance and  January 14, 1994
- ---------------------------------------------     Chief Financial Officer
            (R. DENNIS O'CONNELL)                 (Principal Financial and
                                                  Accounting Officer)
              DOUGLAS J. BOURNE*
               DELO H. CASPARY*
             CHARLES E. CHILDERS*
               JACK R. CROSBY*
             JAMES H. ELDER, JR.*               Directors
               RODNEY L. GRAY*
                BAINE P. KERR*
               J. HUGH LIEDTKE*
                 TED H. PATE*
            KENNETH R. WERNEBURG*

        *By:            KARL E. ELERS                                          January 14, 1994
- ---------------------------------------------
      (KARL E. ELERS, ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                         DOCUMENT
- ---------------------------------------------------------------------------------------------
          4(a)       -- Restated Articles of Incorporation of BMG as amended and restated
                        through May 11, 1988.
          4(b)       -- Certificate of Resolution Establishing Designation, Preferences and
                        Rights of $3.25 Convertible Preferred Stock.
        *4(c)        -- Bylaws of BMG as amended through April 27, 1988 (Exhibit 3(b) to
                        BMG's Quarterly Report on Form 10-Q for the quarter ended March 31,
                        1988; File No. 1-9666).
        *4(d)(1)     -- Rights Agreement, dated November 10, 1988, between BMG and NCNB Texas
                        National Bank, as Rights Agent (Exhibit to BMG's Form 8 filed with the Commission on November 30, 1988 amending BMG's Report on Form 8-K dated November 21, 1988; File No. 1-9666).
        *4(d)(2)     -- First Amendment to Rights Agreement, dated July 30, 1992, between the
                        Company and The Bank of New York, as successor Rights Agent (Exhibit
                        4(a)(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1992; File No. 1-9666).
        *4(e)        -- Specimen Stock Certificate for the Common Stock of BMG (Exhibit 4(b)
                        to BMG's Annual Report on Form 10-K for the year Ended December 31,
                        1988; File No. 1-9666).
          4(f)       -- Form of Deposit Agreement.
          4(g)       -- Form of Depositary Receipt (included in Exhibit 4(f)).
          4(h)       -- Form of Indenture between BMG and The Bank of New York, Trustee, with respect to Senior Debt Securities ("Senior Indenture").
          4(i)       -- Form of Indenture between BMG and The Bank of New York, Trustee, with respect to Subordinated Debt Securities ("Subordinated Indenture").
          4(j)       -- Form of Debt Warrant Agreement.
          4(k)       -- Form of Debt Warrant Certificate (included as Exhibit A to Exhibit
                        4(j) hereto).
          4(l)       -- Form of Preferred Stock Warrant Agreement.
          4(m)       -- Form of Preferred Stock Warrant Certificate (included as Exhibit A to
                        Exhibit 4(l) hereto).
          4(n)       -- Form of Common Stock Warrant Agreement.
          4(o)       -- Form of Common Stock Warrant Certificate (included as Exhibit A to
                        Exhibit 4(n) hereto).
          5          -- Opinion of Baker & Botts, L.L.P. (including relied upon opinion of
                        Vargas and Bartlett).
        12           -- Computation of Ratios of Earnings to Fixed Charges and Earnings to
                        Combined Fixed Charges and Preferred Dividends for the years ended
                        December 31, 1988, 1989, 1990, 1991 and 1992 and the nine months ended September 30, 1992 and 1993.
        23(a)        -- Consent of Arthur Andersen & Co.
        23(b)        -- Consent of Coopers & Lybrand.
        23(c)        -- Consent of Moreno Munoz y Cia.
        23(d)        -- Consent of Baker & Botts, L.L.P. (included in their opinion filed as
                        Exhibit 5).
        24           -- Powers of Attorney.
        25(a)        -- Form T-1 Statement of Eligibility and Qualification under the Trust
                        Indenture Act of 1939 of The Bank of New York relating to the Senior
                        Indenture.
        25(b)        -- Form T-1 Statement of Eligibility and Qualification under the Trust
                        Indenture Act of 1939 of The Bank of New York relating to the
                        Subordinated Indenture.

- ---------------

* Incorporated by reference as indicated.